EXHIBIT A

FIDELITY BANCORP, INC.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

1.0  PURPOSE:

To provide assistance to the Board of Directors in fulfilling its fiduciary responsibilities to oversee management activities relating to internal control, accounting and financial reporting policies and the quality and integrity of the Company's financial reports.

To review the independence of the independent outside auditor and the objectivity of internal auditor.

To review the adequacy and reliability of disclosures to stockholders.

To perform the audit committee functions specified by the Office of Thrift Supervision and the Federal Deposit Insurance
Corporation for depository institution subsidiaries of the Company

The Committee's duties do not include planning or conducting audits or determining that the Company's financial statements are complete and accurate and are in accordance with generally
accepted accounting principles.   Nor is it the duty of the
Committee to assure compliance with laws and regulations. These are the responsibilities of management.


2.0  ROLES AND RESPONSIBILITIES:

     Recommend to the Board of Directors an independent public auditor possessing the qualifications and experience necessary to conduct a competent and comprehensive audit of the Company and its subsidiaries.

     Review the scope of the proposed annual audit plan of the independent outside auditor and the audited financial report and report on internal controls that are subsequently produced.

     Review the Company's audited financial statements and approve their release to stockholders and for filing with the SEC. Recommend to the Board of Directors that they be included in the Company's Annual Report. As part of this review, discuss with senior management and the independent auditor the accounting principles as applied, their quality and significant assumptions, estimates and judgments used in the preparation of the audited financial statements.

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     Review any significant change in accounting principles or
developments in accounting practices.

     Evaluate the performance of the public auditor and annually request a report of the relationships or services that may impact their objectivity and independence. As appropriate, recommend actions in response to these reports.

     Include in the Company's annual proxy statement the Committee Charter required by the rules of the SEC. Instruct the outside auditor to appraise the Committee Chair, at a minimum, of any issues deemed significant and related to the Company's quarterly financial results prior to filing of the Company's Form
10Q.

     Provide a vehicle and establish a forum for the free and open communication of views and information between the directors, the public auditors, the internal auditors and management. The Committee will meet at least annually with the Chief Financial Officer, the Company's Internal Auditor and the outside auditor in separate executive sessions. The outside public auditor is ultimately accountable to the Board and the Committee. The Company's Internal Auditor is ultimately accountable to the Board and the Committee.

     Require the Bank's Chief Compliance Officer to make available appropriate internal audits and appropriate management personnel regarding the Bank's compliance with applicable laws and regulations. Insist upon and monitor corrective action directed at compliance exceptions.

     Review with the public auditor, the Company's internal auditor and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls, and elicit recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable.

     Assess the effectiveness of the audit effort through meetings with the independent auditor and internal auditor. Oversee the selection, compensation and performance evaluation of the Company's Internal Auditor. Determine that no restrictions were placed upon audit scope. Assess the review of security for computer systems, facilities and backup systems. Conduct private review sessions annually with the Company's Internal Auditor. While the internal audit function is ultimately responsible to the Committee and the Board of Directors, management is responsible for internal controls security and its testing.

     Review the internal audit function, the proposed audit plans for the coming year, and the coordination of such plans with the public auditors.

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     Request from the public auditor, a written statement
regarding any relationships and services that may affect the public auditor's independence.

     Monitor management plans and actions intended to correct deficiencies identified in public audits, internal audits and supervisory examinations.

     Review legal and regulatory matters that may have a material impact on the financial statements, related compliance policies, and programs and reports received from regulators. The Committee may retain independent outside counsel upon determination that such action is necessary to properly discharge its responsibilities.

COMMITTEE FUNCTIONS

     Following each meeting, report on the proceedings of the Committee to the full Board.

     Reassess the adequacy of the Audit Committee's Charter at least annually and recommend changes to the full Board.

     Hold executive sessions as necessary.

     2.1 The above responsibilities will be discharged through discussions with management representatives and review of management reports.

     2.2 Where the word "approve" appears above to describe a particular function of the Committee, final approval may come from the board of directors in response to a committee recommendation for approval.

3.0  ORGANIZATION

     3.1 Members and Terms. The Committee shall consist of a minimum of three outside Directors. All members are to be financially literate and at least one member shall have accounting or related financial, management experience. In determining membership of the Committee, the Board will provide for continuity of service.

     3.2 Required Meetings. The Committee shall meet at least two times a year and more frequently as circumstances require.